                                                                    EXHIBIT 10.6





                            ASSET PURCHASE AGREEMENT

                                    between

                                LEASE PRO, INC.,

                               CHARLES E. LESTER

                                      AND

                          FIRST SIERRA FINANCIAL, INC.





                                February 4, 1997

                               TABLE OF CONTENTS


1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     The Sale.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       (a)    Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       (b)    Consideration   . . . . . . . . . . . . . . . . . . . . . . . .  4
       (d)    Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       (e)    The Closing   . . . . . . . . . . . . . . . . . . . . . . . . .  7
       (f)    Deliveries at the Closing   . . . . . . . . . . . . . . . . . .  7

3.     Representations and Warranties of the Company
       and Shareholder.   . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       (a)    Organization, Qualification, and Corporate Power.   . . . . . .  8
       (b)    Ownership of the Company.   . . . . . . . . . . . . . . . . . .  8
       (c)    Authorization of Transaction  . . . . . . . . . . . . . . . . .  8
       (d)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . .  8
       (e)    Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . .  8
       (f)    Financial Statements  . . . . . . . . . . . . . . . . . . . . .  8
       (g)    Events Subsequent to Most Recent Fiscal Year End  . . . . . . .  9
       (h)    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . .  9
       (i)    Title to Assets   . . . . . . . . . . . . . . . . . . . . . . .  9
       (j)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       (k)    Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . .  9
       (l)    Employee Benefits   . . . . . . . . . . . . . . . . . . . . . .  9
       (m)    Lease Volume  . . . . . . . . . . . . . . . . . . . . . . . . .  9
       (p)     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . 10

4.     Representations and Warranties of First Sierra.  . . . . . . . . . . . 10
       (a)    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . 10
       (b)    Authorization of Transaction  . . . . . . . . . . . . . . . . . 10
       (c)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . 10
       (d)    Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . 10

5.     Post-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . 11
       (a)    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       (b)    Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       (c)    Covenant Not to Compete   . . . . . . . . . . . . . . . . . . . 11

6.     Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . . 12
       (a)    Conditions to Obligation of First Sierra  . . . . . . . . . . . 12
       (b)    Conditions to Obligation of the Company and Shareholder   . . . 13

7.     Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . 13
       (a)    Survival of Representations and Warranties  . . . . . . . . . . 13
       (b)    Indemnification Provisions for Benefit of First Sierra  . . . . 13
       (c)    Indemnification Provisions for Benefit of the Company and
              Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . . 14
       (d)    Matters Involving Third Parties   . . . . . . . . . . . . . . . 14

       (e)    Claims for Indemnification.   . . . . . . . . . . . . . . . . . 15
       (f)    Determination of Adverse Consequences   . . . . . . . . . . . . 16
       (g)    Other Indemnification Provisions  . . . . . . . . . . . . . . . 16

8.     Miscellaneous.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (a)    Press Releases and Public Announcements   . . . . . . . . . . . 16
       (b)    No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . 16
       (c)    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 16
       (d)    Succession and Assignment   . . . . . . . . . . . . . . . . . . 16
       (e)    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (f)    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (g)    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 17
       (h)    Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 17
       (i)    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 17
       (j)    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       (k)    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . 17
       (l)    Incorporation of Exhibits, Annexes, and Schedules   . . . . . . 18
       (m)    Specific Performance  . . . . . . . . . . . . . . . . . . . . . 18
       (n)    Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . 18

Exhibit A     -      Employment Agreement
Exhibit B     -      Financial Statements
Exhibit C     -      Lease Volume Information
Exhibit D     -      Opinion of the Company's Counsel
Exhibit E     -      Opinion of First Sierra's Counsel
Exhibit F     -      Bill of Sale
Exhibit G     -      Lease Assignment
Exhibit H     -      Release
Schedule 1    -      Furniture, Fixture and Equipment
Schedule 3(n) -      List of Equipment Residuals

                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement is entered into as of February 4, 1997, by and between Charles E. Lester, a resident of Cobb County, Georgia ("Shareholder"), Lease Pro, Inc., a Georgia corporation (the "Company"), and First Sierra Financial, Inc., a Delaware corporation ("First Sierra"). First Sierra, Shareholder and the Company are referred to collectively herein as the "Parties".


                                    Recitals

       Shareholder owns 74% the outstanding capital stock of the Company.

       This Agreement contemplates a transaction in which First Sierra will purchase certain assets of the Company.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.     DEFINITIONS.

              "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

              "Applicable Rate" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 3.0% per annum.

              "Balance Sheet" means the balance sheet contained within the Financial Statements.

              "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequences.

              "Business Day" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

              "Closing" has the meaning set forth in Section 2(c).

              "Closing Date" has the meaning set forth in Section 2(c).

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Confidential Information" means any information concerning the businesses and affairs of the Company or First Sierra that is not already generally available to the public.

              "Disclosure Schedule" has the meaning set forth in Section 3.

              "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

              "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

              "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

              "Employees" has the meaning set forth in Section 2(d).

              "Employment Agreement" means the Employment Agreement to be entered into by First Sierra and Shareholder in the form of Exhibit A.

              "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

              "FF&E" means those items of furniture, fixtures and equipment listed on Schedule 1, being all of the furniture, fixtures and equipment owned by the Company as of 12-31-96.

              "Financial Statements" has the meaning set forth in Section 3(h).

              "First Sierra" has the meaning set forth in the preface above.

              "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              "Governmental Authority" means any government or any department, agency, political subdivision, or court thereof.

              "Indemnified Party" has the meaning set forth in Section 10(d).

              "Indemnifying Party" has the meaning set forth in Section 10(d).

              "Knowledge" means actual knowledge.

              "Law" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

              "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

              "Most Recent Fiscal Year End" has the meaning set forth in
       Section 3(h).

              "Multiemployer Plan" has the meaning set forth in ERISA Sec.
       3(37).

              "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

              "Party" has the meaning set forth in the preface above.

              "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

              "Purchase Price" has the meaning set forth in Section 2(b).

              "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

              "Shareholder" has the meaning set forth in the preface above.

              "Specified Assets" means (a) the FF&E, (b) all tradenames, fictitious names and assumed names of the Company including, without limitation, the names "Lease Pro" and "Lease Pro, Inc.", (c) all vendor, broker, dealer and customer lists of the Company, and (d) all goodwill of the Company including, without limitation, the relationships between the Company and its customers.

              "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

              "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              "Third Party Claim" has the meaning set forth in Section 7(d).

2.     THE SALE.

       (a) ASSETS. Upon the terms and subject to the provisions of this Agreement, the Company shall sell and assign to First Sierra, and First Sierra will purchase from the Company, the Specified Assets.

       (b) CONSIDERATION. (i) As consideration for the sale of the Assets, First Sierra shall pay to Shareholder and Shareholder shall receive at the Closing, subject to the terms and conditions of this Agreement, a purchase price ("Purchase Price") payable as follows:

                     (1) $158,470 in cash payable to the Company at Closing for the FF&E;

                     (2) $750,000 in cash payable to the Company at Closing for all of the Specified Assets other than the FF&E;

                     (3) a maximum of an additional $250,000 payable to the Company in accordance with and subject to the terms of Section 2(b)(ii).

              (ii)   (1)    An "Earnings Period" shall mean the first 15 month
period commencing as of the Closing Date and the two succeeding 12 month periods. Following the expiration of each Earnings Period a determination shall be made as to the Income Amount and Margin applicable to such Earnings Period. The Income Amount and Margin for each Earnings Period will be determined as follows.

                     An "Income Amount" shall be determined for each new lease/financing instrument (collectively, "leases") booked by the Lease Pro Division during each Earnings Period. The "Lease Pro Division" means the division of First Sierra headed by Shareholder, although such division may be given a different name within First Sierra. In instances where First Sierra acquires the lease, the Income Amount with respect to each such lease booked by the Lease Pro Division will be equal to the excess of (a) the present value of the scheduled rental payments under such lease during its initial term, such present value to be determined using a discount rate equal to the average yield to maturity on the 2 year U.S. Treasury security during the month such lease was generated plus 250 basis points, over (b) the total amount funded by First Sierra in respect of such lease including, without limitation, equipment cost, software license fees and fees and commissions paid to brokers. In instances where First Sierra does not acquire the lease but rather acts as a broker in respect of the lease, the Income Amount with respect to each such lease booked by the Lease Pro Division will be equal to the profit realized by First Sierra with respect to such lease (however, it is acknowledged that First Sierra may decide, in its discretion, to not broker any leases to other funding sources).

                     The "Margin" for each Earnings Period shall be equal to
(i) the Income Amount for such period, less (ii) the aggregate operating expenses incurred by First Sierra during such Earnings Period that are directly associated with the Lease Pro Division including, without limitation, the salaries, bonuses and commissions paid to Shareholder (exclusive of this earnout) and expenses incurred at the First Sierra corporate level (excluding general and administrative expenses of First Sierra) that are directly associated with the Lease Pro Division such as fees for credit bureau and Dun & Bradstreet reports, advertising for the Lease Pro Division and credit documents and funding costs.

                     (2) As soon as practicable following the expiration of an Earnings Period, First Sierra will provide to the Company a calculation of the Margin and aggregate Income Amount for such Earnings Period. If the Company has any questions regarding the calculation of or particular items comprising the Margin or Income Amount, then First Sierra will make available for inspection by the Company the relevant parts of its books and records. If the Company believes any part of the Margin or Income Amount was incorrectly calculated, Shareholder shall give First Sierra written notice thereof within 30 days following Shareholder's receipt from First Sierra of the calculation of such Margin and Income Amount; and if no such notice is given by the Company to First Sierra within such 30 day period, then Shareholder shall be deemed to have agreed with the calculation of such Margin and aggregate Income Amount.
If the Company does so notify First Sierra (an "Audit Notice"), and the Company and First Sierra are unable to resolve the disputed calculation within 30 days following receipt by First Sierra of the Audit Notice, then First Sierra's independent auditors (currently Arthur Andersen) shall be engaged to determine whether the part of the Margin or Income Amount alleged by the Company to be incorrectly calculated was in fact incorrectly calculated, and the determination of such auditors shall be conclusive and binding on the Company and First Sierra. The Company and First Sierra agree that the submission to such independent auditors of disputes regarding the calculation of and items comprising the Margin and aggregate Income Amount shall be the sole method of resolving such disputes. If, pursuant to the preceding provisions, as to a particular Earnings Period the calculation of the Margin and aggregate Income Amount (or any part thereof) for such period is submitted to the independent auditors and the final determination by such independent auditors results in the Company being entitled to additional consideration under this earnout, then the fees of such auditors shall be paid by First Sierra, otherwise such fees shall be paid by the Company.

                     (3) As to each Earnings Period, if the Margin for such period is equal to or greater than $1,300,000, then First Sierra will pay to the Company in cash $83,334; if the Margin for such period is less than $1,300,000 but equal to or greater than $1,075,000, then First Sierra will pay to the Company in cash $62,500; if the Margin for such period is less than $1,075,000 but equal to or greater than $800,000, then First Sierra will pay to the Company in cash $41,667; and if the Margin for such period is less than $800,000, then First Sierra shall not be obligated to pay any amount to the Company under this earn-out for such period.

                     (4) Reference is made to the Employment Agreement to be entered into between First Sierra and Shareholder in connection with the Closing. If (aa) Shareholder resigns his employment with First Sierra prior to the expiration of the last Earnings Period or (bb) pursuant to the terms of such Employment Agreement First Sierra terminates Shareholder's employment for cause at any time prior to the expiration of the last Earnings Period, then the Company's rights under this Section 2(b)(ii) as to the Earnings Period in which such termination occurs and any subsequent Earnings Period shall terminate. In the event of a termination of Shareholder's employment by virtue of Shareholder's death or termination of Shareholder's employment by First Sierra without cause, the aforesaid earnout provisions will not terminate; however, First Sierra reserves the right to restructure or otherwise modify the Lease Pro Division (which restructuring or modification may result in a reduction in consideration being earned pursuant to this Section 2(b)(ii), but in no event to be less than $41,667 per each unexpired Earnings Period), and in no such event shall the Company have any claim or cause of action against First Sierra arising out of or any manner attributable to any such action or event, the same being hereby expressly waived and released by the Company.

       (c) MASTER AGREEMENT. As of the Closing the Company's and Shareholder's liability under the existing private label program Master Agreement dated _________ with First Sierra will be terminated in return for the Company and Shareholder delivering the Release Consideration Amount (as hereinafter defined) to First Sierra at the Closing. The "Release Consideration Amount" shall be determined as of the day preceding the Closing Date and shall equal the product obtained by multiplying the aggregate principal balance of the Leases (as such term is defined in such Master Agreement) covered by such Master Agreement as of such day multiplied by 2%, with such resulting product to be multiplied by the weighted average life in months of such Leases, plus $76,072 (such $76,072 amount representing the aggregate security deposit amounts currently held by the Company applicable to such Leases). The Parties stipulate that $293,363 constitutes the Release Consideration Amount as determined pursuant to the preceding sentence. The Release Consideration Amount will be funded at the Closing with the following:


              (i) An assignment by the Company to First Sierra of all funds then contained in the Reserve Pool (as such term is defined in such Master Agreement) established pursuant to such Master Agreement (stipulated to be $75,812);

              (ii) An assignment to First Sierra of all security deposit amounts currently held by First Sierra applicable to such Leases (stipulated to be $72,405);

              (iii) An assignment to First Sierra of the late charges collected on such Leases during 1996 and currently owed to the Company by First Sierra (stipulated to be $14,847) and a release of any obligations owed to the Company by First Sierra in respect thereof;

              (iv) An assignment of the Company's residual interest in the Equipment (as such term is defined in such Master Agreement) covered by such Leases at the Company's book value net of the security deposit amount described in clause (ii) preceding (stipulated to be $123,597); and

              (v) $6,702 credited against the cash portion of the Purchase Price payable at the Closing.

              Upon payment of the Release Consideration Amount First Sierra shall execute a written release substantially in the form of Exhibit H.

       (d) EMPLOYEES. (1) Shareholder will in good faith cooperate with First Sierra in First Sierra's attempt to retain the employees of the Company as new employees of First Sierra (such employees are referred to herein as the "Employees"). Set forth in Section 2(d) of the Disclosure Schedule is a list of all Employees together with a complete description of all vacation, holiday and sick leave policies, all incentive compensation policies, and any other policies of the Company relating to the Employees. Group health insurance will be provided by First Sierra effective as of the Closing Date to all Employees who become employees of First Sierra, such insurance either to be consistent with the health insurance provided to the other employees of First Sierra or to be a continuation of the existing health insurance maintained by the Company for its employees. Employee records for the Employees who become employees of First Sierra, including payroll and wage and hour records, will become the property of First Sierra who will preserve the records for any time required by applicable governmental regulations.

                     (2) In connection with the Closing First Sierra and Shareholder shall enter into an Employment Agreement in the form of Exhibit A.

       (e) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on February 4, 1997 (the "Closing Date").

       (f) DELIVERIES AT THE CLOSING. At the Closing, (i) Shareholder will deliver to First Sierra the various certificates, instruments, and documents referred to in Section 6(a), (ii) First Sierra will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b),
(iii) First Sierra will pay and deliver to the Company the consideration specified in Section 2(b), in the case of Section 2(b)(i)(3) subject to the earn out provisions of Section 2(b)(ii).

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER.

       The Company and Shareholder jointly and severally represent and warrant to First Sierra that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by Shareholder to First Sierra on the date hereof and initialed by Shareholder and First Sierra (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and the inclusion of an item as an exception in one portion of the Disclosure Schedule shall cause such item to be an exception under any other portion of the Disclosure Schedule that addresses the same issue.

       (a)    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.   The Company
is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to qualify would not have a material adverse effect on the financial condition of the Company. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a material adverse effect on the Company.

       (b) OWNERSHIP OF THE COMPANY. Shareholder is the owner of 74% outstanding capital stock of the Company.

       (c) AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholder and the Company, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as set forth in Section 3(c) of the Disclosure Schedule and consents that have already been obtained, neither Shareholder nor the Company need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement. Shareholder and the other shareholder of the Company, being Charles
E. Byrd, Annette E. Rice and Clifford G. Hoffman have consented to the Company entering into this Agreement and consummating the transaction contemplated hereby and a copy of such consent(s) have been delivered to First Sierra.

       (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which either of Shareholder or the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which either of Shareholder or the Company is a party or by which any of them is bound or to which any of the assets of any of them is subject (or result in the imposition of any Security Interest upon any such assets).

       (e) BROKERS' FEES. Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which First Sierra could become liable or obligated, and the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement [except as set forth in Section 3(e) of the Disclosure Schedule].

       (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (the "Financial Statements"): internally prepared and unaudited balance sheets and statements of income, as of and for the fiscal year ended 12-31-96 (the "Most Recent Fiscal Year End") for the Company. The Financial Statements have been prepared on a modified cash basis on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the

Company as of such dates and the results of operations of the Company for such periods, and are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

       (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company.

       (h) TAX MATTERS. Each of the Company and Shareholder has filed all federal income Tax Returns and all other material Tax Returns that such party was required to file. All such Tax Returns were correct and complete in all material respects. All previously due federal income Taxes and other material Taxes of the Company or Shareholder attributable to periods on or prior to 12-31-96 have been paid or adequately reserved for in the Financial Statements.

       (i) TITLE TO ASSETS. The Company has good and marketable title to the Specified Assets and a valid leasehold interest in the office premises that it occupies. The Specified Assets and the lease covering such office premises are free and clear of any security interests, liens or other encumbrances.

       (j) LITIGATION. Section 3(j) of the Disclosure Schedule sets forth each instance in which the Company or Shareholder, (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party to any action, suit, proceeding, hearing or investigation, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

       (k) LABOR MATTERS. The Company has not committed any unfair labor practice which would have a material adverse effect on the Company. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

       (l)    EMPLOYEE BENEFITS.

              (i) The Company does not currently maintain or contribute to any Employee Benefit Plan except those Employee Benefit Plans listed in
       Section 3(l) of the Disclosure Statement;

              (ii) The Company does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan; and

              (iii) The Company does not currently maintain or contribute to any Employee Welfare Benefit Plan providing medical health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents except those Employee Welfare Benefit Plans listed in Section 3(l) of the Disclosure Statement.

       (m) LEASE VOLUME. The information reflected on Exhibit C is true and correct in all material respects; and without limiting the preceding, the aggregate gross lease receivables under equipment leases and equipment finance contracts booked by the Company during 1996 exceeded $12,000,000, and the average implicit yield rate on such leases was not less than 18% per annum.

       (n) RESIDUALS. Schedule 3(n) sets forth a true and accurate listing of all Equipment covered by the Leases referenced in Section 2(c).

       (o) TRADENAMES. The Company conducts its business only under the names "Lease Pro" or "Lease Pro, Inc." and the Company has no other fictitious or assumed names. The Company has not licensed or granted any rights in and to the names "Lease Pro" or "Lease Pro, Inc.".

       (p) DISCLOSURE. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES OF FIRST SIERRA. First Sierra represents and warrants to Shareholder that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4).

       (a) ORGANIZATION. First Sierra is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. First Sierra is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to qualify would not have a material adverse effect on the financial condition of First Sierra. First Sierra has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a material adverse effect on First Sierra.

       (b) AUTHORIZATION OF TRANSACTION. First Sierra has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of First Sierra, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except for consents that have already been obtained, First Sierra need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which First Sierra is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which First Sierra is a party or by which it is bound or to which any of its assets is subject.

       (d) BROKERS' FEES. First Sierra has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Shareholder could become liable or obligated.

5. POST-CLOSING COVENANTS. If the Closing occurs, the Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6).

       (b) TRANSITION. Shareholder and the Company will not take any action that is designed or intended to have the effect of discouraging any lessor, vendor, broker, customer, supplier, or other business associate of the Company from maintaining the same business relationships with First Sierra after the Closing as it maintained with the Company prior to the Closing.

       (c) COVENANT NOT TO COMPETE. For the period commencing as of the Closing Date and terminating upon the earlier to occur of (i) the expiration of the one or two year period, as applicable, that First Sierra agrees to pay Shareholder following a termination pursuant to Section 4.04 of the Employment Agreement and (ii) the expiration of six years following the Closing Date, each of the Company and Shareholder agree that it shall not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, without the prior written consent of the Board of Directors of First Sierra, within any geographic area that First Sierra does business during the five year period following the Closing Date, engage in any equipment or software lease or financing business in which First Sierra or any of its subsidiaries engages in during such period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       (d) REPURCHASE RIGHT. The Company shall have the right to purchase such items out of the FF&E as are needed by the Company to manage and service the lease portfolio of the Company in existence as of the Closing Date, such purchase to occur no later than 60 days following the Closing Date. The purchase price for such items shall be the book value thereof on the Company's books as of the Closing Date (estimated to be around $15,000), payable in cash. Such items will be sold and transferred by First Sierra as-is and with all faults, and First Sierra shall make no representation or warranty with regard to such items except to the effect that the same are being transferred free and clear of any lien or security interest granted by First Sierra.

       (e) CORPORATE NAME. Promptly after the Closing the Company shall change its corporate name to a name that does not include the words "Lease" or "Pro" and that is not otherwise similar to "Lease Pro". Neither the Company nor any of its affiliates shall conduct any business under or otherwise use any tradename, fictitious name or assumed name that includes the words "Lease" or "Pro" or that is otherwise similar to "Lease Pro".

6.     CONDITIONS TO OBLIGATION TO CLOSE.

       (a) CONDITIONS TO OBLIGATION OF FIRST SIERRA. The obligation of First Sierra to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

              (ii) Shareholder and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

              (iii) Shareholder and the Company shall have procured all of consents of third parties required in connection with the consummation of the transactions contemplated by this Agreement;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
       (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of First Sierra to own the Specified Assets, or (D) affect adversely the right of First Sierra to conduct the business previously engaged in by the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) Shareholder shall have delivered to First Sierra a certificate to the effect that each of the conditions specified above in
       Section 8(a)(i)-(iv) is satisfied in all respects;

              (vi) First Sierra shall have received from Clifford G. Hoffman, counsel to Shareholder, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to First Sierra, and dated as of the Closing Date;

              (vii) The Company shall have executed and delivered to First Sierra a Bill of Sale and Assignment in the form of Exhibit F;

              (viii) The Company shall have executed and delivered to First Sierra a Lease Assignment in the form of Exhibit G;

              (ix) Shareholder shall have executed and delivered to First Sierra the Employment Agreement.

All actions to be taken by the Company and Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to First Sierra. First Sierra may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

       (b) CONDITIONS TO OBLIGATION OF THE COMPANY AND SHAREHOLDER. The obligation of the Company and Shareholder to consummate the transactions to be performed by such parties in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

              (ii) First Sierra shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (iv) First Sierra shall have delivered to the Company a certificate to the effect that each of the conditions specified above in
       Section 8(b)(i)-(iii) is satisfied in all respects;

              (v) The Company shall have received from Vinson & Elkins, L.L.P., counsel to First Sierra, an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Company, and dated as of the Closing Date;

              (vi) First Sierra shall have executed and delivered to Shareholder the Employment Agreement;

              (viii) First Sierra shall have paid and delivered to the Company the cash consideration required to be paid to the Company on the Closing Date pursuant to Section 2.1(b); and

              (vii) First Sierra shall have executed and delivered to Company the Lease Assignment in the form of Exhibit G.

       All actions to be taken by First Sierra in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholder. The Company and Shareholder may waive any condition specified in this Section 6(b) if such parties execute a writing so stating at or prior to the Closing.

7.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder (even if the damaged Party had Knowledge of or had reason to know of any misrepresentation or breach of warranty at the time of Closing).

       (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF FIRST SIERRA. If any representation or warranty set forth in Section 3 or any covenant or agreement set forth herein is made by the Company or Shareholder is breached, then the Company and Shareholder jointly and severally agree to indemnify First Sierra from and against any Adverse Consequences that First Sierra may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach Other than the obligations assumed by First Sierra pursuant to the Lease Assignment, First Sierra has not assumed (and hereby disclaims any assumption of) any Liabilities of the Company and accordingly the Company and Shareholder jointly and severally agree to indemnify First Sierra from and against any Adverse Consequences that First Sierra may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of or relating to Liabilities of the Company (excluding those Liabilities of the Company assumed pursuant to the Lease Assignment and the security deposit liabilities referenced in Section 7(b) above).

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY AND SHAREHOLDER. If First Sierra breaches any of its representations and warranties in Section 4 or any covenant or agreement set forth herein made by First Sierra, then First Sierra agrees to indemnify the Company and Shareholder from and against any Adverse Consequences the Company or Shareholder may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach. In addition, as to those Leases described in Sections 2(c)(ii) and (v), First Sierra agrees to assume the obligations of the Company under such Leases regarding the return of the security deposits described in such sections and agrees to indemnify the Company from and against any Adverse Consequences the Company may suffer through and after the date of claim for indemnification to the extent resulting from, arising out of, relating to or caused by a breach of such assumption obligation.

       (d)    MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(ii),
       (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in Section 7(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

       (e)    CLAIMS FOR INDEMNIFICATION.

              (i)    Whenever any claim shall arise for indemnification under
       Section 7(b) or 7(c), the indemnified party shall describe such claim in a written notice ("Notice of Claim") to the indemnifying party (and for purposes of this Section 7(e), a notice given pursuant to Section 7(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

              (ii) Following the receipt by the indemnifying party of each Notice of Claim, the indemnifying party may give the indemnified party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the indemnifying party, the claim described in such Notice of Claim is invalid (either in whole or in specified part) under the terms of Section 10 hereof, (3) giving the reasons for the alleged invalidity, and (4) stating that, based on such alleged invalidity, the indemnifying party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the indemnifying party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the indemnified party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

              (iii) First Sierra and Shareholder agree to submit to final and binding arbitration pursuant to Section 11(n) any and all disputes which have been specified in a Notice of Objection or either party has specified in a Notice of Claim to which the other party has not responded within 30 days of receipt of such Notice of Claim. If pursuant to any such arbitration proceeding it is determined that any party is obligated to make payment to the other party, then such payment shall be made to either party no later than 30 days following such determination.

       (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 7. All indemnification payments by Shareholder under this Section 7 shall be deemed adjustments to the Purchase Price.

       (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

8.     MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of First Sierra and Shareholder; provided, either Party may make any public disclosure it believes in good faith is required by applicable law and First Sierra may include a description of the transaction, the Company, the Company's business and Shareholder in any registration statement, prospectus or similar document to be prepared, filed or issued in connection with the contemplated initial public offering of shares of First Sierra's common stock. Subject to the proviso in the preceding sentence, each Party shall keep confidential all Confidential Information obtained from any other Party excluding any such information that is required to be disclosed pursuant to a legal process and except disclosures to each Party's lenders, attorneys, accountants and other representatives and to First Sierra's underwriter.

       (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Employment Agreement to be entered into between First Sierra and the Shareholder constitute the entire agreement among the Parties and supersede any prior understandings, agreements, statements, or representations between the Parties, written or oral, to the extent they relate in any manner to the subject matter hereof including that certain letter of intent dated January __, 1997.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

              IF TO SHAREHOLDER OR THE COMPANY:

              [Name of Addressee]
              c/o Lease Pro, Inc.
              3901 Roswell Road, Suite 200
              Marietta, Georgia 30062
              Attention:  Charles E. Lester
              Telecopier No.: 770-973-2433

              IF TO FIRST SIERRA:

              First Sierra Financial, Inc.
              Texas Commerce Tower, Suite 7050
              600 Travis Street
              Houston, TX 77002
              Attention:  Thomas J. Depping
              Telecopier No.:  713-221-1818

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       (h) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by First Sierra, the Company and Shareholder. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (j) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (l) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       (m) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

       (n) ARBITRATION. If a Party makes a good faith determination that a breach (or potential breach) of any of the confidentiality or non-competition provisions of this Agreement by another Party may result in damages or consequences that will be immediate, severe and incapable of adequate redress after the fact, that Party may seek a temporary restraining order or other immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for a temporary restraining order or injunctive relief, the Parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any of the Parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any of the Parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, the arbitrator shall not have the power to award any punitive or exemplary damages (the parties hereby waiving and releasing any rights that they may have to recover punitive and exemplary damages). The arbitrator shall award the prevailing Party its costs and reasonable attorneys' fees, and the losing Party shall bear the entire cost of the arbitration, including the arbitrator's fees. Any arbitration shall be held in Houston, Texas for any claim brought by the Parties hereto. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                           FIRST SIERRA FINANCIAL, INC.


                                           By: /s/ SANDY B. HO
                                              ----------------------------------
                                                   Sandy B. Ho
                                                   Chief Financial Officer


                                           LEASE PRO, INC.


                                           By: /s/ CHARLES E. LESTER
                                              ----------------------------------
                                                   Charles E. Lester
                                                   President


                                             /s/ CHARLES E. LESTER
                                           -------------------------------------
                                           CHARLES E. LESTER





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